Exhibit T3A.1

DUPLICATE

Number: BC0762701

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that TERRACE RESOURCES INC. changed its name to TERRACE ENERGY CORP. on June 15, 2011 at 02:53 PM Pacific Time.

Issued under my hand at Victoria, British Columbia
On June 15, 2011

/s/ Ron Townshend
RON TOWNSHEND Registrar of Companies Province of British Columbia Canada